Exhibit 99.1

GM FINANCIAL REPORTS SECOND QUARTER 2024
OPERATING RESULTS

•Second quarter net income of $610 million
•Second quarter retail loan and operating lease originations of $13.6 billion
•Earning assets of $120.8 billion at June 30, 2024
•Available liquidity of $36.5 billion at June 30, 2024

FORT WORTH, TEXAS July 23, 2024 – GENERAL MOTORS FINANCIAL COMPANY, INC.
(“GM Financial” or the “Company”) announced net income of $610 million for the quarter ended June 30, 2024, compared to $536 million for the quarter ended March 31, 2024, and $571 million for the quarter ended June 30, 2023. Net income for the six months ended June 30, 2024 was $1.1 billion, compared to $1.2 billion for the six months ended June 30, 2023.

Retail loan originations were $8.6 billion for the quarter ended June 30, 2024, compared to $8.3 billion for the quarter ended March 31, 2024, and $9.1 billion for the quarter ended June 30, 2023. Retail loan originations for the six months ended June 30, 2024 were $17.0 billion, compared to $18.2 billion for the six months ended June 30, 2023. The outstanding balance of retail finance receivables was $73.3 billion at June 30, 2024, compared to $73.2 billion at March 31, 2024 and $69.7 billion at June 30, 2023.

Operating lease originations were $5.0 billion for the quarter ended June 30, 2024, compared to $4.3 billion for the quarter ended March 31, 2024, and $4.6 billion for the quarter ended June 30, 2023. Operating lease originations for the six months ended June 30, 2024 were $9.3 billion, compared to $8.5 billion for the six months ended June 30, 2023. Leased vehicles, net was $30.3 billion at June 30, 2024, compared to $30.1 billion at March 31, 2024 and $31.6 billion at June 30, 2023.

The outstanding balance of commercial finance receivables was $17.1 billion at June 30, 2024, compared to $14.9 billion at March 31, 2024 and $11.5 billion at June 30, 2023.

Retail finance receivables 31-60 days delinquent were 2.1% of the portfolio at June 30, 2024 and 1.8% at June 30, 2023. Accounts more than 60 days delinquent were 0.7% of the portfolio at June 30, 2024 and 0.6% at June 30, 2023.

Annualized net charge-offs were 1.0% of average retail finance receivables for the quarter ended June 30, 2024 and 0.8% for the quarter ended June 30, 2023. For the six months ended June 30, 2024, annualized net charge-offs were 1.0%, compared to 0.8% for the six months ended June 30, 2023.

The Company had total available liquidity of $36.5 billion at June 30, 2024, consisting of $7.4 billion of cash and cash equivalents, $25.3 billion of borrowing capacity on unpledged eligible assets, $0.7 billion of borrowing capacity on committed unsecured lines of credit, $1.0 billion of borrowing capacity on the Junior Subordinated Revolving Credit Facility from GM, and $2.0 billion of borrowing capacity on the GM Revolving 364-Day Credit Facility.

Earnings resulting from the Company's equity investment in joint ventures that conduct automotive finance operations in China were $14 million for the quarter ended June 30, 2024, compared to $32 million for the quarter ended March 31, 2024 and $37 million for the quarter ended June 30, 2023. Earnings for the six months ended June 30, 2024 were $45 million, compared to $78 million for the six months ended June 30, 2023.

About GM Financial

General Motors Financial Company, Inc. is the wholly owned captive finance subsidiary of General Motors Company and is headquartered in Fort Worth, Texas. Additional materials addressing the Company’s results of operations for the quarter ended June 30, 2024 can be accessed via the Investor Relations section of the Company’s website at https://investor.gmfinancial.com.

General Motors Financial Company, Inc.
Condensed Consolidated Statements of Income
(Unaudited, in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue
Finance charge income	$1,876	$1,490	$3,662	$2,859
Leased vehicle income	1,803	1,820	3,603	3,638
Other income	239	187	464	343
Total revenue	3,918	3,498	7,729	6,840
Costs and expenses
Operating expenses	479	456	937	899
Leased vehicle expenses	972	1,011	2,019	2,050
Provision for loan losses	174	167	378	298
Interest expense	1,485	1,135	2,881	2,134
Total costs and expenses	3,109	2,768	6,215	5,381
Equity income	14	37	45	78
Income before income taxes	822	766	1,559	1,537
Income tax provision	212	195	412	382
Net income (loss)	610	571	1,147	1,155
Less: cumulative dividends on preferred stock	30	30	59	59
Net income (loss) attributable to common shareholder	$581	$541	$1,088	$1,096

Amounts may not add due to rounding.

Condensed Consolidated Balance Sheets
(Unaudited, in millions)

	June 30, 2024	December 31, 2023
ASSETS
Cash and cash equivalents	$7,448	$5,282
Finance receivables, net of allowance for loan losses $2,311 and $2,344	88,151	84,637
Leased vehicles, net	30,345	30,582
Goodwill and intangible assets	1,176	1,184
Equity in net assets of nonconsolidated affiliates	1,675	1,670
Related party receivables	595	540
Other assets	7,932	8,116
Total assets	$137,322	$132,011
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Secured debt	$44,630	$45,243
Unsecured debt	65,476	60,084
Deferred income	2,320	2,313
Related party payables	518	445
Other liabilities	8,841	8,383
Total liabilities	121,785	116,468
Total shareholders' equity	15,538	15,542
Total liabilities and shareholders' equity	$137,322	$132,011

Amounts may not add due to rounding.

Operational and Financial Data
(Unaudited, Dollars in millions)
Amounts may not add due to rounding

	Three Months Ended June 30,		Six Months Ended June 30,
Originations	2024	2023	2024	2023
Retail finance receivables originations	$8,623	$9,102	$16,952	$18,206
Lease originations	4,963	4,585	9,271	8,511
Total originations	$13,586	$13,687	$26,223	$26,717

	Three Months Ended June 30,		Six Months Ended June 30,
Average Earning Assets	2024	2023	2024	2023
Average retail finance receivables	$73,553	$68,705	$73,199	$67,664
Average commercial finance receivables	15,858	10,954	15,003	10,891
Average finance receivables	89,411	79,659	88,202	78,555
Average leased vehicles, net	30,203	31,680	30,284	31,994
Average earning assets	$119,614	$111,339	$118,486	$110,549

Ending Earning Assets	June 30, 2024	December 31, 2023
Retail finance receivables	$73,335	$72,729
Commercial finance receivables	17,127	14,251
Leased vehicles, net	30,345	30,582
Ending earning assets	$120,807	$117,562

Finance Receivables	June 30, 2024	December 31, 2023
Retail
Retail finance receivables	$73,335	$72,729
Less: allowance for loan losses	(2,261)	(2,308)
Total retail finance receivables, net	71,074	70,421
Commercial
Commercial finance receivables	17,127	14,251
Less: allowance for loan losses	(50)	(36)
Total commercial finance receivables, net	17,078	14,216
Total finance receivables, net	$88,151	$84,637

Allowance for Loan Losses	June 30, 2024	December 31, 2023
Allowance for loan losses as a percentage of retail finance receivables	3.1%	3.2%
Allowance for loan losses as a percentage of commercial finance receivables	0.3%	0.3%

Delinquencies	June 30, 2024	June 30, 2023
Loan delinquency as a percentage of retail finance receivables:
31 - 60 days	2.1%	1.8%
Greater than 60 days	0.7	0.6
Total	2.8%	2.5%

	Three Months Ended June 30,		Six Months Ended June 30,
Charge-offs and Recoveries	2024	2023	2024	2023
Charge-offs	$411	$323	$816	$645
Less: recoveries	(222)	(191)	(434)	(377)
Net charge-offs	$189	$132	$382	$269
Net charge-offs as an annualized percentage of average retail finance receivables	1.0%	0.8%	1.0%	0.8%

	Three Months Ended June 30,		Six Months Ended June 30,
Operating Expenses	2024	2023	2024	2023
Operating expenses as an annualized percentage of average earning assets	1.6%	1.6%	1.6%	1.6%

Investor Relations contact:
Meagan Trampe
Vice President, Investor Relations
(817) 302-7385
Investors@gmfinancial.com